Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Announces Results for the

Fiscal Third Quarter Ended January 31, 2017

PENNINGTON, N.J., March 7, 2017 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (Nasdaq:OPTT) today announced financial results for its Fiscal 2017 third quarter ended January 31, 2017.

George H. Kirby, President and Chief Executive Officer of OPT, stated, "I am pleased to announce the third quarter was a period filled with opportunities for us due to our aggressive commercialization efforts. Through marketing campaigns and numerous face-to-face meetings with market stakeholders throughout the quarter, we have continued to introduce our PB3 PowerBuoy to our target markets: oil and gas, defense, metocean and communications. Through these efforts, we have been focusing on numerous applications to enhance our knowledge of the challenges encountered in these markets that require innovative solutions where the PowerBuoy can play a central role. We continue to incorporate this input to ensure that we are meeting the specific needs of market applications in the most flexible manner. We have responded to a number of requests for proposals as we continue to garner what we believe is increasing interest in our commercial-ready PB3 product in the U.S. and abroad.

We also had several notable operational achievements in the quarter:

●	Our commercial-ready PB3 PowerBuoy was shipped to Japan for the previously announced lease with Mitsui Engineering and Shipbuilding (“MES”).
●

We proceeded with the upgrade of our pre-commercial PB3 PowerBuoy, which will make it our second commercial-ready unit. This effort is nearly complete and enables us to aggressively pursue near-term customer application demonstrations.

●

In early May, we plan to display a PB3 PowerBuoy at one of the largest global offshore ocean technology events in the world: the Offshore Technology Conference in Houston, Texas. This conference is well attended by decision-makers across each of our target markets, and we believe will provide a great opportunity to allow direct product access to potential customers.

●	We have initiated the production of a third commercial-ready PB3 unit, where it is our intent to have this unit deployment-ready by Q2 of fiscal 2018.
●	We announced a joint marketing agreement with Sonalysts to pursue mutual opportunities in defense and oil and gas applications where persistent power and real-time data communications are critical.
●

We announced a joint application development and marketing agreement with HAI Technologies Corp. ("HAI") to pursue and develop opportunities in the oil and gas industry with an initial focus on offshore oil and gas subsea chemical injection systems where we believe pairing two distinctive offshore technologies will create new methods to deal with long distance and remote offshore field developments.

●

We increased our commercial capabilities through new hires in marketing and business development, and engagement of expert market consultants. We continue to acquire new skills to maximize our market outreach and creation of new business opportunities.

●

Our accelerated life testing continues to increase our confidence in the readiness of our product. We believe the combination of ocean deployment and factory test data has provided the credibility which allows us to progress to customer application demonstrations, which we believe is a critical step in the PowerBuoy commercialization process.

●

We have undertaken steps through product life-cycle management to define and implement a set of cost-takeout initiatives on the PB3 while maintaining a focus on continued reliability. We also continue to advance our PB15 PowerBuoy design given what we believe has been very favorable market feedback.”

Mr. Kirby continued, "We believe that our accomplishments over previous months have been aggressive, and in accordance with our communicated strategy.  This strategy focuses on commercializing the PB3 PowerBuoy while pursuing collaborative and strategic partnerships in support of product commercialization and delivery, which we believe will enable us to scale our business in the most cost-effective and expeditious manner."

Results for the Third Fiscal Quarter Ended January 31, 2017

For the three months ended January 31, 2017, we reported revenue of $221,000, as compared to revenue of $5,000 for the three months ended January 31, 2016. The increase in revenues compared to the prior year was due to our contracts with MES and the Department of Defense Office of Naval Research ("ONR") in the current year.

The net loss for the three months ended January 31, 2017 was $2.1 million as compared to a net loss of $2.0 million for the three months ended January 31, 2016. The slight increase in net loss is primarily due to a lower income tax benefit in the current year, which was mostly offset by a decrease in product development costs in the current year from prior year.

Results for the Nine Months Ended January 31, 2017

For the nine months ended January 31, 2017, OPT reported revenue of $593,000, as compared to revenue of $605,000 for the nine months ended January 31, 2016. Revenue decreased in the current year compared to the prior year as a result of the contracts with MES and ONR in the current year having slightly lower revenue than the WavePort contract with the EU for our project in Spain and billable work under prior contracts with the DOE, both of which were in the prior year.

The net loss for the nine months ended January 31, 2017 was $6.9 million, as compared to a net loss of $9.1 million for the nine months ended January 31, 2016. The decrease in the Company's net loss is due to lower selling, general, and administrative costs, product development costs, the fair market value of the common stock warrants liability, and income tax benefit in the current year as compared to the prior year.

Balance Sheet and Available Cash

As of January 31, 2017, total cash, cash equivalents, and marketable securities were $11.1 million, up from $6.8 million on April 30, 2016. As of January 31, 2017 and April 30, 2016, restricted cash was $0.3 million for each period. Net cash used in operating activities was $7.6 million for the nine months ended January 31, 2017, compared with $8.1 million for the nine months ended January 31, 2016.

Conclusion

Mr. Kirby concluded, "We believe we are well positioned to execute our strategy of commercializing the PB3 PowerBuoy as we continue to receive strong market feedback about the need for persistent offshore power and communications.”

Conference Call Details

The Company will host a conference call and webcast to review financial and operating results. The call will be held on Wednesday, March 8, 2017 at 9:00 eastern time. Please call (844) 864-2538 and enter pass code 83351994.  Additionally, the call will be webcast live at the Company's website at www.oceanpowertechnologies.com.  A telephonic replay will be available from 5:00 p.m. eastern time the day of the teleconference until March 15, 2017. To listen to the archived call, dial (855) 859-2056 or (404) 537-3406 and enter pass code 83351994, or access the webcast replay via the Company website at www.oceanpowertechnologies.com, where a transcript will be posted once available.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq:OPTT) is a pioneer in renewable wave-energy technology that converts ocean wave energy into electricity. OPT has developed and is seeking to commercialize its proprietary PowerBuoy® technology, which is based on a modular design and has undergone periodic ocean testing since 1997. OPT specializes in designing cost-effective, and environmentally sound ocean wave based power generation and management technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:

Matthew T. Shafer

Chief Financial Officer of OPT

Phone: 609-730-0400

Investor Relations Contact:

Andrew Barwicki

Barwicki Investor Relations Inc.

Phone: 516-662-9461

FINANCIAL TABLES FOLLOW

Additional information may be found in the Company's Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission ("SEC"). The Form 10-Q may be accessed at www.sec.gov or at the Company's website in the Investor Relations section.

Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	January 31, 2017	April 30, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,110	$6,730
Marketable securities	25	75
Restricted cash	299	300
Unbilled receivables	324	37
Litigation receivable	-	2,500
Other current assets	337	117
Total current assets	12,095	9,759
Property and equipment, net	195	273
Other noncurrent assets	131	319
Total assets	$12,421	$10,351
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$189	$373
Accrued expenses	3,121	2,675
Litigation payable	-	3,000
Unearned revenue	-	39
Warrant liabilities	653	-
Current portion of long-term debt and capital lease obligations	34	81
Deferred credits payable current	600	-
Total current liabilities	4,597	6,168
Long-term debt and capital lease obligations	32	55
Deferred credits payable non-current	-	600
Total liabilities	4,629	6,823
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock	-	-
Common stock	6	2
Treasury stock	(260)	(138)
Additional paid-in capital	193,000	181,670
Accumulated deficit	(184,794)	(177,884)
Accumulated other comprehensive loss	(160)	(122)
Total stockholders' equity	7,792	3,528
Total liabilities and stockholders’ equity	$12,421	$10,351

Ocean Power Technologies, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended January 31,		Nine months ended January 31,
	2017	2016	2017	2016

Revenues	$221	$5	$593	$605
Cost of revenues	363	5	615	605
Gross profit (loss)	(142)	-	(22)	-
Operating expenses:
Product development costs	950	1,752	3,894	5,412
Selling, general and administrative costs	1,617	1,690	4,859	5,419
Total operating expenses	2,567	3,442	8,753	10,831
Operating loss	(2,709)	(3,442)	(8,775)	(10,831)
(Loss) gain on fair value of warrant liabilities	(104)	-	1,161	-
Interest income, net	24	1	26	10
Other (expense) income, net	-	(3)	-	240
Foreign exchange loss	(26)	(188)	(20)	(194)
Loss before income taxes	(2,815)	(3,632)	(7,608)	(10,775)
Income tax benefit	698	1,674	698	1,674
Net loss	(2,117)	(1,958)	(6,910)	(9,101)
Less: Net profit attributable to the non-controlling interest in Ocean Power Technologies (Australasia) Pty Ltd.	-	-	-	(45)
Net loss attributable to Ocean Power Technologies, Inc.	$(2,117)	$(1,958)	$(6,910)	$(9,146)
Basic and diluted net loss per share	$(0.37)	$(1.05)	$(1.84)	$(5.07)
Weighted average shares used to compute basic and diluted net loss per share	5,783,494	1,865,464	3,763,564	1,803,559

Ocean Power Technologies, Inc. and Subsidiaries

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Nine months ended January 31,
	2017	2016

Cash flows from operating activities:
Net loss	$(6,910)	$(9,101)
Adjustments to reconcile net loss to net cash used in operating activities
Foreign exchange gain	20	194
Depreciation and amortization	104	84
Compensation expense related to stock option grants & restricted stock	998	298
Gain on fair value of warrant liabilities	(1,161)	-
Payments for litigation settlements	(500)	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	-	89
(Increase) decrease in unbilled receivables	(286)	44
Increase in other current assets	(222)	(30)
Decrease in other noncurrent assets	169	27
(Decrease) increase in accounts payable	(186)	98
Increase in accrued expenses	461	221
Decrease in unearned revenues	(39)	-
Net cash used in operating activities	(7,552)	(8,076)
Cash flows from investing activities:
Purchases of marketable securities	(25)	-
Maturities of marketable securities	75	25
Restricted cash	1	111
Purchases of equipment	(22)	(24)
Net cash provided by investing activities	29	112
Cash flows from financing activities:
Proceeds from sale of common stock, net of issuance costs	-	205
Proceeds from issuance of common stock and related warrants, net of costs	12,150	-
Repayment of debt	(70)	(75)
Acquisition of treasury stock	(122)	(4)
Net cash provided by financing activities	11,958	126
Effect of exchange rate changes on cash and cash equivalents	(55)	(85)
Net increase (decrease) in cash and cash equivalents	4,380	(7,923)
Cash and cash equivalents, beginning of period	6,730	17,336
Cash and cash equivalents, end of period	$11,110	$9,413